UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2012

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA  91311

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On May 1, 2012, MRV Communications, Inc. (“the “Company”) announced a special dividend of $0.30 per share to holders of the Company’s Common Stock payable on May 25, 2012 to stockholders of record as of May 16, 2012. To address the detrimental effect the special dividend has on the value of stock options held by optionees, in conjunction with the dividend declaration, the Board of Directors of the Company also approved a staggered cash payment to option holders equal to the loss in the Black-Scholes fair value of their options as a result of the dividend. Option holders who provide service to the Company at the time of the payment of the dividend shall receive 50 percent of the payment amount in respect of their vested options promptly following payment of the dividend, and 50 percent of the payment amount 12 months following, conditioned upon continuous service to MRV, subject to certain acceleration conditions such as involuntary termination without cause, death or disability, change of control, or a sale of the business unit in which the option holder is employed. Option holders with unvested options will receive the cash payment in 12 months, subject to the same conditions described above. We will not be able to determine the Black-Scholes valuation loss until the dividend is paid. However, the Company’s named executive officers that have vested and unvested options subject to the cash payment as of the date hereof are as follows:

Name	Vested Options	Unvested Options
Barry Gorsun	62,500	187,500
Chief Executive Officer

Jennifer Hankes Painter	83,867	401,600
VP, General Counsel

A press release announcing the dividend and payment to option holders was released on May 2, 2012 and is attached hereto as Exhibits 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit 99.1	Press release of the Company dated May 2, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 2, 2012

MRV COMMUNICATIONS, INC.

	By:	/s/ Stephen Garcia
Stephen Garcia
Chief Financial Officer